Exhibit 8.2

♦, 2025	File #:	98168.1
	Direct:	604 605 8335
	Email:	lyen@boughtonlaw.com

Via EDGAR FILING

Attention: ♦

Dear : ♦

Re:	Club Versante Group Limited (the “Company”) – Opinion Letter re United States Initial Public Offering of Shares

We have acted as Canadian counsel to Club Versante Group Limited (the “Company”), a corporation incorporated under the laws of Cayman Islands, in connection with the offer and sale by the Company of up to ♦ Ordinary shares in the capital of the Company (the “Shares”), pursuant to a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the SEC.

In connection with giving this opinion, we have reviewed the Registration Statement. We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and officers of the Company.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

The statements set forth in the Registration Statement under the headings “Prospectus Summary”, “Risk Factors”, “Regulations”, “Material Income Tax Consideration” and “Enforceability of Civil Liabilities” in each case insofar as such statements purport to describe or summarize the Canadian legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Canadian legal matters stated therein as at the date hereof.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” and elsewhere in the Prospectus. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act of 1933 or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States of America or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

Boughton Law Corporation

LKLY/lp